Giant Jr. Investments Corp. Cancels Pending Acquisition Of
Wall Street Direct, Inc.

Giant Jr. Investments Corp. (OTCBB: GJRC), a business development company focused on building a balanced portfolio of promising micro-cap companies, announces that it has canceled the pending acquisition of 40 percent of Wall Street Direct, Inc. ("WSD") following a 30-day period of due diligence.

"Although we believe that Wall Street Direct is a company with remarkable prospects, we felt that the timing was not right for this acquisition," said Javan Khazali, Chief Executive Officer of Giant Jr. Investments Corp. "However, we have left the doors open for future negotiations."

About Giant Jr. Investments Corp.

Giant Jr. Investments Corp is a solutions-focused financial services company that provides financing and advisory services to companies throughout the United States. The Company is an internally managed, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940, as amended.

     Contact
     Javan Khazali
     Chief Executive Officer
     Giant Jr. Investments Corp.
     (949)486-1711